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Lee Enterprises, Inc. Names Chief Executive and Chief Financial Officers

NEWS RELEASE

DAVENPORT, Iowa (April 24, 2026) – Nathan Bekke, President and Interim Chief Executive Officer, has been named President and Chief Executive Officer of Lee Enterprises, Incorporated (NASDAQ:LEE). Concurrently, Josh Rinehults, Vice President, Interim Chief Financial Officer and Treasurer, has been named Vice President, Chief Financial Officer and Treasurer. The Board of Directors unanimously approved both appointments. Bekke and Rinehults have served in their interim roles since the closing of the company’s strategic investment in February 2026.

David Hoffmann, Chairman of Lee’s Board of Directors, said “Following a comprehensive nationwide search, the Board is confident that the right leadership for Lee’s future was already in place. Nathan and Josh have demonstrated exceptional leadership, deep industry expertise, and a clear vision during their time in their interim roles. Their ability to execute, inspire our teams, and position Lee for long-term growth made this decision clear. With their leadership, we believe Lee is well-positioned to strengthen our core business and continue delivering value to our shareholders, customers, and communities.”

“I am privileged to assume the role of President and Chief Executive Officer and appreciate the Board’s trust and confidence,” said Bekke. “In recent months, we have advanced our strategic and operational priorities while strengthening our commitment to the communities we serve. I look forward to building on this progress, enhancing shareholder value, and continuing to position Lee for sustained, long-term success. We have a powerful opportunity to build a durable, growing business anchored in compelling local journalism that reflects, informs and uplifts the communities we serve, and I am confident in our ability to realize it.”

“It’s an honor to be appointed Chief Financial Officer, and I appreciate the trust the Board and Nathan have placed in me,” said Rinehults. “I look forward to working alongside Nathan and the leadership team to build on Lee’s momentum, strengthen our financial discipline, and drive sustainable growth that delivers long-term value for our shareholders.”

Bekke joined the company in 1988 and has held a broad range of leadership positions over his more than three decades of service. He was appointed Chief Operating Officer in June 2025, following his tenure as Operating Vice President and Vice President of Audience Strategy, roles he held since 2020.

Rinehults has been with Lee since its acquisition of BH Media Group in 2020 and has held various financial leadership roles across Lee, BH Media Group, and Media General since 2007.

ABOUT LEE

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information with daily newspapers, rapidly growing digital products and nearly 350 weekly and specialty publications serving 72 markets in 25 states. Our core commitment is to provide valuable, intensely local news and information to the communities we serve. Our markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on the NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact:
IR@lee.net
(563) 383-2100
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